Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Bed Bath & Beyond Inc.:

We consent to incorporation by reference in the registration statements (No. 33-63902, 33-87602, 333-18011, 333-75883, and 333-64494) on Forms S-8 of Bed Bath & Beyond Inc. of our report dated March 26, 2004, relating to the consolidated balance sheets of Bed Bath & Beyond Inc. and subsidiaries as of February 28, 2004 and March 1, 2003, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the fiscal years in the three-year period ended February 28, 2004, which report is incorporated by reference in the February 28, 2004 annual report on Form 10-K of Bed Bath & Beyond Inc.

/s/ KPMG LLP

New York, New York
May 12, 2004